Exhibit 10.1
RICHARD E. LUCAS
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), made at Lorain, Ohio, as of the 20th day of June, 2005, by and among RICHARD E. LUCAS, herein referenced as “Employee”, and LNB BANCORP, INC. (an Ohio corporation) and THE LORAIN NATIONAL BANK (a banking organization organized and existing under the laws of the United States of America), which together with their respective successors and assigns are collectively herein referenced as “Employer”, is to EVIDENCE THAT:
     WHEREAS Employer desires to secure and retain the employment services of Employee as its Executive Vice President/Director of Retail Banking, and Employee desires to accept employment as Employer’s Executive Vice President/Director of Retail Banking; and
     WHEREAS, but for Employee’s promises made in this Agreement, especially in Section 8, Employer would not employ Employee under the terms and conditions of this Agreement and, therefore, expressly to induce Employer to execute this Agreement, Employee represents that Employee fully understands and accepts the restrictive covenants in Section 8 and agrees to be bound thereby;
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein, Employer and Employee (collectively the “Parties” and individually a “Party”) hereby agree as follows:
     1. Employment and Term.
          1.1 Employee will render management services to Employer in the capacity as Employer’s Executive Vice President/Director of Retail Banking for the term of this Agreement (herein called the “Agreement Term”) commencing June 20, 2005, and continuing thereafter until terminated pursuant to the termination provisions of this Agreement, including the provisions of Section 7.
          1.2 Employee will devote Employee’s full business-time and best efforts to performing conscientiously, faithfully and loyally all duties: (i) required of Employee by virtue of Employee’s position as Employer’s Executive Vice President/Director of Retail Banking, (ii) set forth in Employer’s Code of Regulations, Bylaws and policies as adopted by Employer’s Board of Directors, and (iii) assigned or delegated to Employee by Employer’s President and Chief Executive Officer and/or the Chairman of the Board of Directors.
          1.3 Except as otherwise expressly provided herein, this Agreement represents the entire agreement between Employee and Employer regarding Employee’s employment by Employer.
          1.4 Except as otherwise expressly provided herein, this Agreement may be changed or amended only by a written document which is clearly designated as an amendment to this specific Agreement and only if such document is signed by all Parties.
          1.5 No action by any Party and no refusal or neglect of any Party to exercise a right granted under this Agreement or to enforce compliance with any provision of this Agreement shall constitute a waiver of any provision of or any right under this Agreement, unless such waiver is expressed in a written document which is clearly designated as a waiver to a specific provision(s) of this Agreement and unless such document is signed by all Parties.

     2. Compensation.
          2.1 In consideration for the services rendered by Employee as Executive Vice President/Director of Retail Banking, Employer agrees to pay Employee a basic salary (herein called the “Basic Salary”) equal to the sum of One Hundred Seventy Thousand Dollars ($170,000.00) for each twelve (12) consecutive monthly period (a “Contract Year”) of the Agreement Term. The Basic Salary shall be payable in twenty-six (26) equal bi-weekly payments and prorated if the Agreement Term is terminated prior to the completion of any Contract Year.
          2.2 As additional consideration for Employee’s services performed hereunder, Employee may (but shall not be entitled to) receive a discretionary bonus from time to time. Such bonus (and Employee’s eligibility therefor) shall be determined by Employer’s Board of Directors in its sole discretion.
          2.3 There shall be an annual review of Employee’s performance and compensation by Employer’s Board of Directors (or a committee thereof). The annual review shall occur not less than sixty (60) days prior to the end of Employer’s fiscal year for the express purpose of reviewing the current fiscal year’s performance of Employee. Any change in compensation as a result of the annual review shall immediately act as an amendment of Section 2.1 above, effective as of the date of the compensation change.
          2.4 The obligations of Employer to pay Employee’s Basic Salary, bonuses (if any), and other benefits under this Agreement are expressly conditioned upon Employee’s continued and faithful performance of and adherence to each and every material promise, duty and obligation assigned to or made by Employee under this Agreement.
     3. Vacations and Time-Off.
          3.1 Employee shall be entitled to twenty-seven (27) working days of compensated vacation for each Contract Year, pursuant to the terms and conditions of Employer’s vacation time-off policy (as may be periodically changed in Employer’s sole discretion), to be taken at times as mutually agreed in advance between Employee and Employer’s President and Chief Executive Officer or Chairman of the Board of Directors.
          3.2 Except as may be periodically changed in Employer’s sole discretion, all vacation time-off shall be non-cumulative if not taken within the Contract Year or within the first quarter of the succeeding Contract Year; provided, however, that unused vacation time may be redeemed as compensation pursuant to the terms and conditions of Employer’s vacation time-off policy.
          3.3 Employee’s vacation time-off may be increased by Employer in its sole discretion.
          3.4 Employee shall be permitted additional time-off to attend professional meetings, seminars, and conventions and to satisfy professional educational and licensure requirements as have been mutually agreed upon between Employee and Employer’s President and Chief Executive Officer or Chairman of the Board of Directors. Attendance at such approved meetings, seminars, and conventions and accomplishment of approved professional educational and licensure requirements shall be fully compensated and shall not be considered vacation. Employer shall reimburse Employee for all reasonable expenses incurred by Employee incident to attendance at approved professional meetings, seminars and conventions and such reasonable entertainment expenses incurred by Employee in furtherance of Employer’s interest.

          3.5 Employee shall also be entitled to additional days of time-off with full compensation for holidays in accordance with Employer’s holiday time-off policy (which may be periodically changed in Employer’s sole discretion).
          3.6 Employee shall further be entitled to additional days of time-off with full compensation for personal matters in accordance with Employer’s personal time-off policy (which may be periodically changed in Employer’s sole discretion).
     4. Fringe Benefits.
          4.1 Employee shall be entitled to all fringe benefits to which other employees of Employer in Employee’s classification are entitled.
          4.2 As additional consideration for Employee’s performance of Employee’s duties and responsibilities as Executive Vice President/Director of Retail Banking of Employer, Employer agrees:
               (A) To provide Employee with (i) short-term disability benefits pursuant to Employer’s short-term disability program (which may be periodically changed or terminated in Employer’s sole discretion), and (ii) long-term disability insurance benefits commencing one hundred eighty (180) days after Employee incurs a Disability, as defined in Section 11.1(E) of this Agreement, and continuing pursuant to the terms of Employer’s long-term disability program (which may be periodically changed or terminated in Employer’s sole discretion); and
               (B) To include Employee in Employer’s stock option plan (if any), stock ownership plan and flexible benefit plan, as such plans may be periodically changed or terminated in Employer’s sole discretion; and
               (C) To provide Employee with such plan of hospitalization insurance as maintained by Employer and as may be periodically changed or terminated in Employer’s sole discretion; and
               (D) To provide (i) a term life insurance policy on the life of Employee (provided that Employee is insurable under the standard rate criteria of a commercial life insurance company) in an amount equal to 2.75 times the Basic Salary of Employee, but not to exceed Three Hundred Thousand Dollars ($300,000.00), as may be periodically increased in Employer’s sole discretion, and payable to the beneficiary or beneficiaries of Employee’s choice, and (ii) an accidental death and dismemberment insurance policy upon Employee in an amount equal to 2.75 times the Basic Salary, but not to exceed One Hundred Fifty Thousand Dollars ($150,000.00), as may be increased in Employer’s sole discretion, and payable to the beneficiary or beneficiaries of Employer’s choice; and
               (E) To provide Employee with such sick leave as presently in force by Employer and as may be periodically changed or terminated in Employer’s sole discretion; and
               (F) To reimburse Employee for all reasonable and approved expenses related to the performance of Employee’s duties as Executive Vice President/Director of Retail Banking, including (but not limited to): entertainment and promotional expenses; educational expenses incurred for the purpose of maintaining or improving Employee’s skills directly related to the performance of Employee’s duties and obligations hereunder (including, but not limited to, professional continuing educational requirements); expenses of membership in civic groups, clubs and fraternal organizations; and all other items of reasonable and necessary expenses incurred by Employee in the performance of Employee’s duties as Employer’s Executive Vice President/Director of Retail Banking.

     5. Stock Options. If determined by Employer’s Board of Directors, Employee shall participate in any and all incentive stock option plans and programs currently in existence or adopted by Employer after commencement of the Agreement Term in accordance with all applicable eligibility requirements, terms and conditions of such plans and programs (as may be periodically changed or terminated in Employer’s sole discretion).
     6. Prohibition Against Transfer. Employee’s duties, obligations and services rendered under this Agreement are personal in nature and are unique to Employer. Therefore, without Employer’s prior written consent, Employee shall not assign or otherwise transfer any of Employee’s duties, obligations or responsibilities hereunder.
7. Termination of the Agreement Term.
          7.1 If either Employer or Employee materially violates the terms and conditions of this Agreement, the other Party shall give the breaching Party notice of said violation and, if the breaching Party does not cure such violation within sixty (60) days after notice, then the other Party shall have the continuing right to terminate the Agreement Term without further notice; provided, however, that Employer may immediately terminate the Agreement Term if Employee violates or fails to adhere to any provision of Section 8 (pertaining to non-disclosure and non-competition).
          7.2 Through its Board of Directors, Employer may terminate the Agreement Term without cause at any time upon ninety (90) days prior written notice to Employee.
          7.3 Subject to the terms and conditions of Section 11, Employee may terminate the Agreement Term upon the occurrence of a “Change in Control” as defined in Section 11.1(C) for “Good Reason” as defined in Section 11.1(F).
          7.4 The Agreement Term shall automatically and immediately terminate upon the death of Employee.
          7.5 In the event of the Disability of Employee as defined in Section 11.1(E) of this Agreement, the Agreement Term shall terminate and Employee shall be entitled to benefits provided by Employer under Employer’s long-term disability program as designated in Section 4.2(A)(ii) of this Agreement.
          7.6 In Employee’s sole discretion, Employee may terminate the Agreement Term by giving the Board of Directors of Employer at least ninety (90) days written notice of Employee’s decision to terminate the Agreement Term.
          7.7 Employer shall have the sole discretion to determine whether Employee shall continue to render services hereunder during such notice periods as provided for in this Section 7.
          7.8 Upon the termination of the Agreement Term pursuant to Section 7.1 (but only if Employee terminates the Agreement Term due to the Employer’s breach) or Section 7.2, Employer shall continue to pay Employee’s total compensation (as reflected on Employee’s W-2 Federal Income Tax Statement from Employer for the prior calendar year) for a period of one (1) year from the date of termination of the Agreement Term; provided, however, that if Employer chooses a two (2)-year Restricted Period under Section 8.1(G), then Employer shall continue to pay such compensation for a period of two (2) years from the date of termination of the Agreement Term. Any termination payments payable to

Employee shall survive Employee’s death if Employee dies during the period Employee is receiving termination payments as provided in this Section 7.8.
8. Employee’s Non-Disclosure and Non-Competition Promises.
          8.1 For purposes of this Section 8, the Parties agree to and understand the following definitions:
               (A) “Competitive Act” means any of the following: (i) Employee’s rendering services (whether or not for compensation) to, for or on behalf of a Competitor (as defined herein) as an employee, independent contractor, consultant, advisor, representative, agent or in any other capacity, and (ii) Employee’s investment in or ownership (partial or total) of a Competitor, unless the Competitor’s stock is publicly traded on a national exchange and Employee owns less than two percent (2%) of such stock.
               (B) “Competitive Activity” means the performance or rendering of any banking services; trust services and investment services; portfolio management; retirement planning; administration of employee benefit plans; administration of decedents’ estates and court-supervised accounts, guardianships, and custodial arrangements; personal tax and estate tax planning; financial consulting services; investment advising services; and any other business activity, service or product which competes with any existing or future business activity, service or product of Employer.
               (C) “Competitor” means any of the following: (i) any person, sole proprietorship, partnership, association (other than Employer), organization, corporation, limited liability company or other entity (governmental or otherwise) who or which provides, renders or performs a Competitive Activity (as defined herein) within the Service Area (as defined herein), even if the Competitor has no office or other facilities located within the Service Area, and (ii) any parent, subsidiary or other person or entity affiliated with, or related by ownership to, any of the foregoing designated in Subitem (i) of this Section 8.1(C).
               (D) “Confidential Information” means all of the following (whether written or verbal) pertaining to Employer: (i) trade secrets (as defined by Ohio law); Client or Customer lists, records and other information regarding Employer’s Clients or Customers (whether or not evidenced in writing); Client or Customer fee or price schedules and fee or price policies; financial books, plans, records, ledgers and information; business development plans; sales and marketing plans; research and development plans; employment and personnel manuals, records, data and policies; business manuals, methods and operations; business forms, correspondence, memoranda and other records; computer records and related data; and any other confidential or proprietary data and information of Employer or its Clients or Customers which Employee encounters during the Employment Term (as defined in Section 8.1(E)), and (ii) all products, technology, ideas, inventions, discoveries, developments, devices, processes, business notes, forms and documents, business products, computer programs, and other creations (and improvements of any of the foregoing), whether patentable or copyrightable, which Employee has acquired, developed, conceived or made (whether directly or indirectly, whether solicited or unsolicited, or whether during normal work hours or during off-time) during the Employment Term or during the Restricted Period and which relate to any business activity of Employer or are derived from the Confidential Information designated in Subsection (i) of this Section 8.1(D).
               (E) “Client” or “Customer” means a person, sole proprietorship, partnership, association, organization, corporation, limited liability company, or other entity (governmental or otherwise), wherever located: (i) to or for which Employer sells any products or renders or performs services either during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, or (ii) which Employer solicits or (as demonstrated by plans, strategies or other tangible preparation) intends to solicit to purchase products or services from Employer either during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period.
               (F) “Employment Term” means the period of time starting on the date Employee’s employment with Employer commences and terminating at the close of business on the date Employee’s employment with Employer terminates.
               (G) “Restricted Period” means a time-period, as chosen by Employer (in its sole discretion) by written notice to Employee within thirty (30) days after termination of the Employment Term, equal to either one (1) year or two (2) years commencing on the date the Employment Term is terminated by either Party (for any reason, with or without cause); provided, however, that such period shall be extended to include any period of time during which Employee engages in any activity constituting a breach of this Agreement and any period of time during which litigation transpires wherein Employee is held to have breached this Agreement.
               (H) “Service Area” means: (i) Lorain County, Ohio and all counties immediately contiguous to Lorain County, constituting those geographic areas in which Employer presently conducts substantial business activities, and (ii) those counties located in the State of Ohio in which Employer conducts or transacts substantial business activities on the date the Employment Term terminates, and (iii) those counties in the State of Ohio in which, on the date the Employment Term terminates, Employer intends to conduct or transact substantial business activities as demonstrated by plans, strategies or other tangible preparation for such business activities.
               (I) “Employer” means, for purposes of this Section 8, LNB Bancorp, Inc. and The Lorain National Bank (a national bank association), all direct and indirect parent and subsidiary entities thereof, and all entities related to LNB Bancorp, Inc., to The Lorain National Bank or to such parent and subsidiary entities by common ownership.
          8.2 Expressly in consideration for Employer’s promises made in this Agreement and to induce Employer to sign this Agreement, Employee promises and agrees that:
               (A) Confidentiality. The Confidential Information is and, at all times, shall remain the exclusive property of Employer, and Employee: (i) shall hold the Confidential Information in strictest confidence and in a position of trust for Employer and its Clients and Customers, and (ii) except as may be necessary to perform Employee’s employment duties with Employer but only in compliance with Employer’s confidentiality policies and all applicable laws, shall not (directly or indirectly) use for any purpose, copy, duplicate, disclose, convey to any third-party or convert any Confidential Information, either during the Employment Term or at any time following termination of the Employment Term (by any Party, for any reason, with or without cause), and (iii) upon the request of Employer at any time during or after the Employment Term, shall immediately deliver to Employer all the Confidential Information in Employee’s possession and shall neither convey to any third-party nor retain any copies or duplicates thereof; and
               (B) Competitive Acts. During the Employment Term and during the Restricted Period, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly, without the prior written approval of the President and Chief Executive Officer of Employer (or any person expressly designated by the President and Chief Executive Officer), perform a Competitive Act; and

               (C) Clients and Customers. During the Restricted Period, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly: (i) solicit from or perform for any Client or Customer a Competitive Activity, wherever such Client or Customer is located, or (ii) influence (or attempt to influence) any Client or Customer to transfer such Client’s or Customer’s patronage or business from Employer, or (iii) otherwise interfere with any business relationship of Employer with any Client or Customer; and
               (D) Employees. During the Restricted Period, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly: (i) employ, engage, contract for the services of, or solicit or otherwise induce the services of any person who, during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, is or was an employee of Employer, or (ii) otherwise interfere with (or attempt to interfere with) any employment relationship of Employer with any employee.
               (E) Other Employment. During the Employment Term, Employee shall not perform services (whether or not for compensation) as an employee, independent contractor, consultant, representative or agent of any person, sole proprietorship, partnership, limited liability company, corporation, association (other than Employer), organization, or other entity (governmental or otherwise) without the prior, written consent of the President and Chief Executive Officer of Employer (or any person expressly designated by the President).
               (F) Costs of Enforcement. Employee shall pay all reasonable legal fees, court costs, expert fees, investigation costs, and other expenses incurred by Employer in any litigation under which Employee is adjudicated to have violated this Section 8.
          8.3 Employee understands and agrees that:
               (A) during the Employment Term, Employee will materially assist Employer in the generation, development or enhancement of certain Confidential Information, Clients and Customers and certain other business assets and activities for Employer; and
               (B) Employee’s promises in this Section 8: (i) were negotiated at arm’s-length and with ample time for Employee to seek the advice of legal counsel, (ii) are required for the fair and reasonable protection of Employer and the Confidential Information, and (iii) do not constitute an unreasonable hardship to Employee in working for Employer or in subsequently earning a livelihood in Employee’s field of expertise outside the Service Area; and
               (C) if Employee breaches (or threatens to breach) any or all of the promises in this Section 8: the privacy and thereby the value of the Confidential Information will be significantly jeopardized; Employer will be subject to the immediate risk of material, immeasurable, and irreparable damage and harm; the remedies at law for Employee’s breach shall be inadequate; and Employer shall therefore be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies; and
               (D) if Employee had not agreed to the restrictive promises in this Agreement, Employer would not have signed this Agreement.
          8.4 Employee’s promises, duties and obligations made in this Section 8 shall apply to Employee irrespective of whether a Change in Control (as defined in Section 11.1) occurs and shall survive the voluntary or involuntary cessation or termination of the Employment Term by either Party (for any reason, with or without cause). If any of the restrictions contained in this Section 8 are ever judicially held to exceed the geographic or time limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum geographic and time limitations permitted by law. The existence of any claim or cause of action by Employee against Employer (whether or not derived from or based upon Employee’s employment with Employer) shall not constitute a defense to Employer’s enforcement of any covenant, duty or obligation of Employee in this Section 8.
     9. Indemnification.
          9.1 Employer hereby indemnifies and saves Employee harmless from and against all claims, liabilities, judgments, decrees, fines, penalties, fees, amounts paid in settlement or any other costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs) directly or indirectly arising or resulting from or in connection or association with any threatened or pending action, suit or proceeding (whether civil, criminal, administrative, investigatory or otherwise) and any appeals related thereto under which Employee is a party or participant because of Employee’s good faith actions or omissions arising from the performance of Employee’s duties and obligations under this Agreement, except for such claims (including court proceedings) brought by the respective Parties against each other.
          9.2 As a condition precedent to the indemnification and other obligations of Employer under this Section 9, Employee must:
               (A) Notify Employer of any actual or potential claim under this Section 9; and
               (B) Authorize and permit Employer, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claim and all proceedings and matters relating thereto; and
               (C) Permit Employer to assume total, complete and exclusive control of the claim and all proceedings and matters relating thereto; and
               (D) Cooperate in all reasonable respects with Employer in handling the claims and all proceedings and matters related thereto.
     10. Miscellaneous.
          10.1 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements or contracts (either oral or written) between the Parties with respect to the subject matter hereof.
          10.2 The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
          10.3 Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and upon Employee, Employee’s administrators, executors, legatees, heirs and assigns. At any time, Employer may assign this Agreement and Employer’s rights, duties, obligations and benefits thereunder to any Subsidiary as defined in Section 11.1(I) of this Agreement.
          10.4 This Agreement shall be construed and enforced under and in accordance with the laws of the State of Ohio; for all litigation arising hereunder, the State Courts of Lorain County, Ohio shall have exclusive venue; and each Party (separately and collectively) hereby submits to the personal jurisdiction of the State Courts of Lorain County, Ohio for all litigation arising under this Agreement.

          10.5 All promises, representations, warranties and covenants of the Parties shall survive termination of the Agreement Term, unless otherwise expressly provided herein.
     11. Change in Control.
          11.1 For purposes solely of this Section 11, the following terms shall have the respective meanings set forth below:
               (A) “Bonus Amount” means the highest annual incentive bonus earned by Employee from Employer (or its Subsidiaries) during the last three (3) completed fiscal years of Employer immediately preceding Employee’s Date of Termination (annualized in the event Employee was not employed by Employer or its Subsidiaries for the whole of any such fiscal year).
               (B) “Cause” means any one or more of the following: (i) the willful and continued failure of Employee to perform substantially Employee’s duties with Employer (other than any such failure resulting from Employee’s Disability as defined in Section 11.1(E) of this Agreement or any such failure subsequent to Employee’s being delivered a Notice of Termination without Cause by Employer or after Employee’s delivering a Notice of Termination for Good Reason to Employer) after a written demand for substantial performance is delivered to Employee by Employer’s Board of Directors which specifically identifies the manner in which the Board of Directors believes that Employee has not substantially performed Employee’s duties and provides Employee with ten (10) days to correct such failure, or (ii) the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to Employer or any Subsidiary, or (iii) the conviction of Employee of, or a plea by Employee of nolo contendere to, a felony, or (iv) Employee’s breach of or failure to perform any of the non-competition and non-disclosure covenants contained in Section 8 of this Agreement or contained in any other document signed by Employee and by Employer. For purpose of this paragraph (B), no act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of Employer. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by Employer’s Board of Directors, based upon the advice of counsel for Employer, or based upon the instructions of Employer’s Chief Executive Officer or another senior officer of Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer.
               (C) “Change in Control” means the occurrence on or before June 20, 2008 of any one of the following events:
(i)	if individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) of LNB Bancorp, Inc. (herein called “Company”) cease for any reason to constitute at least a majority of Company’s Board of Directors; provided, however, that: (A) any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on Company’s Board of Directors (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination), shall be deemed to be an Incumbent Director, and (B) no individual elected or nominated as a director of Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than Company’s Board of Directors shall be deemed to be an Incumbent Director;

(ii)	if any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing twenty percent (20%) or more of the combined voting power of Company’s then-outstanding securities eligible to vote for the election of Company’s Board of Directors (the “Company Voting Securities”); provided, however, that the events described in this clause (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by Employer or any Subsidiary or by any employee stock benefit trust created by Employer or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this paragraph (C), below), (E) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or by any group of persons including Employee), or (F) a transaction (other than one described in clause (iii) of this paragraph (C), below) in which Company Voting Securities are acquired from Company, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this subparagraph (F) does not constitute a Change in Control under this clause (ii);

(iii)	upon the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Company or any of its Subsidiaries that requires the approval of Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of either (x) the corporation resulting from the consummation of such Business Combination (the “Surviving Corporation”) or, if applicable, (y) the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this Section 11.1(C)(iii) shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	if the shareholders of Company approve a plan of complete liquidation or dissolution of Company or a sale of all or substantially all of Company’s assets but only if, pursuant to such liquidation or sale, the assets of Company are transferred to an entity not owned (directly or indirectly) by Company’s shareholders.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty percent (20%) of Company Voting Securities as a result of the acquisition of Company Voting Securities by Company which reduces the number of Company Voting Securities outstanding; provided, however, that if (after such acquisition by Company) such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur. Notwithstanding anything in this Agreement to the contrary, if (1) Employee’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control, (2) Employee reasonably demonstrates that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (for purposes of this Agreement) the date immediately prior to the date of such termination of employment (or event constituting Good Reason) shall be treated as a Change in Control.
               (D) “Date of Termination” means (1) the effective date on which Employee’s employment by Employer terminates as specified in a prior written notice by Employer or Employee (as the case may be) to the other, or (2) if Employee’s employment by Employer terminates by reason of death, the date of death of Employee, or (3) if the Employee incurs a Disability, the date of such Disability as determined by a physician chosen by Employer. For purposes of determining the timing of payments and benefits to Employee under Section 11.2, the date of the actual Change in Control shall be treated as Employee’s Date of Termination.

               (E)     “Disability” means Employee’s inability to perform Employee’s then-existing duties with Employer on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Employee’s incapacity due to physical or mental illness.
               (F)     “Good Reason” means, without Employee’s express written consent, the occurrence of any of the following events after a Change in Control:
(i)	(a) any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any material and adverse respect with Employee’s positions, duties, responsibilities or status with Employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), or (b) a material and adverse change in Employee’s titles or offices with Employer (including, if applicable, membership on Employer’s Board of Directors) from those existing immediately prior to such Change in Control;

(ii)	(a) a reduction by Employer in Employee’s Basic Salary as in effect immediately prior to such Change in Control (or as such Basic Salary may be increased from time to time thereafter), or (b) the failure by Employer to pay Employee an annual bonus in respect of the year in which such Change in Control occurs or any subsequent year in an amount greater than or equal to the annual bonus earned for the year ended prior to the year in which such Change in Control occurs;

(iii)	any requirement of Employer that Employee: (a) be based anywhere more than fifty (50) miles from the office where Employee is located at the time of the Change in Control, or (b) travel on Employer business to an extent substantially greater than the travel obligations of Employee immediately prior to such Change in Control;

(iv)	the failure of Employer to: (a) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which Employee is participating immediately prior to such Change in Control or the taking of any action by Employer which would materially and adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits in the aggregate, or (b) provide Employee with paid vacation in accordance with the most favorable vacation policies of Employer as in effect for Employee immediately prior to such Change in Control, including the crediting of all service for which Employee had been credited under such vacation policies prior to the Change in Control; or

(v)	the failure of Employer to obtain the assumption (and, if applicable, guarantee) agreement from any successor (and Parent Corporation) as contemplated in Section 11.4(B).

Notwithstanding any contrary provision in this Agreement: (1) an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Employer within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason, and (2) Employee’s right to terminate employment for Good Reason shall not be affected by Employee’s incapacities due to mental or physical illness; and (3) Employee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason (provided, however, that Employee must provide notice of termination of employment within thirty (30) days following Employee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement).
               (G)  “Qualifying Termination” means a termination of Employee’s employment with Employer after a Change in Control (i) by Employer other than for Cause, or (ii) by Employee for Good Reason. Termination of Employee’s employment on account of death, Disability or Retirement shall not constitute a Qualifying Termination.
               (H) “Retirement ” means the termination of Employee’s employment with Employer: (i) on or after the first of the month coincident with or next following Employee’s attainment of age sixty-five (65), or (ii) on such later date as may be provided in a written agreement between Employer and Employee.
               (I) “Subsidiary” means any corporation or other entity in which Company: (i) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors, or (ii) has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution of such corporation or other entity.
               (J) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.
               (K) “Highest Base Salary” means Employee’s then-current annual base salary (excluding any bonuses) paid to Employee immediately prior to the Date of Termination.
               (L) “Company” means LNB Bancorp, Inc. and its successors.
          11.2 Notwithstanding any contrary provision in Section 7 or in any other Section of this Agreement, if (during the Termination Period) Employee’s employment with Employer terminates pursuant to a Qualifying Termination:
               (A) Employer shall pay to Employee, within twenty (20) days following the Date of Termination, a lump sum cash amount equal to the sum of (i) one hundred fifty percent (150%) of Employee’s Highest Base Salary, as defined in Section 11.1(K), through the Date of Termination, plus (ii) any base salary and bonuses which have been earned through the Date of Termination and are payable, to the extent not theretofore paid or deferred, plus (iii) a pro rata portion of Employee’s annual bonus for the fiscal year in which Employee’s Date of Termination occurs in an amount at least equal to (1) Employee’s Bonus Amount multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid to Employee by Employer as an executive bonus (pursuant to approval of the Board of Directors) for the fiscal year in which Employee’s Date of Termination occurs, plus (iv) any accrued and unpaid vacation pay.

               (B) Notwithstanding any contrary provision in this Section 11.2, Employer’s payments to Employee under this Section 11.2 shall be reduced to the extent that such payments (together with all other payments by Employer to Employee under all other written or verbal agreements between Employer and Employee) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (as may be periodically amended).
          11.3 Employer shall withhold from all payments due to Employee (or Employee’s beneficiaries or estate) hereunder all taxes which, by applicable federal, state, local or other law, Employer is required to withhold therefrom.
     11.4   (A) This Section 11 shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Section 11 shall be binding upon the Surviving Corporation and such Surviving Corporation shall be treated as Employer hereunder.
               (B) Employer agrees that, in connection with any Business Combination, Employer will cause any successor entity to Employer unconditionally to assume (and, for any Parent Corporation in such Business Combination, to guarantee), by written instrument delivered to Employee (or Employee’s beneficiaries or estate), all of the obligations of Employer under this Section 11. Failure of Employer to obtain such assumption or guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Agreement and shall constitute Good Reason hereunder and, further, shall entitle Employee to compensation and other benefits from Employer in the same amount and on the same terms as Employee would be entitled hereunder as if Employee’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing this Section 11.4(B), the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if so requested by Employee.
               (C) This Section 11 shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee dies while any amounts would have been payable to Employee under this Section 11 if Employee had continued to live, all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Section 11 to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee’s estate.
          11.5 In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Employee agrees (as a condition to receiving any payments and benefits under Section 11.2 of this Agreement) not to leave voluntarily the employ of the Employer (other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred) until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest or agreement is terminated or abandoned.

     IN WITNESS WHEREOF, the Parties have set their hands as of the day and year first above written.
In the Presence of:

(Signature of First Witness)	Richard	E. Lucas

“Employee”
(Signature of Second Witness)

LNB BANCORP, INC.

By:

(Signature of First Witness)		Daniel E. Klimas, President

(Signature of Second Witness)

THE LORAIN NATIONAL BANK

By:

(Signature of First Witness)		Daniel E. Klimas, President

(Signature of Second Witness)		“Employer”